Exhibit 23 (j)(ii) under Form N-1A
Exhibit 23 under Item 601/ Reg. S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of The WesMark Funds and to the use of our report dated March 16, 2009 on the financial statements and financial highlights of WesMark Balanced Fund, WesMark Government Bond Fund, WesMark Growth Fund, WesMark Small Company Growth Fund and WesMark West Virginia Municipal Bond Fund, each a series of the WesMark Funds.   Such financial statements and financial highlights appear in the 2009 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

TAIT, WELLER & BAKER LLP
Philadelphia, Pennsylvania

March 20, 2009